Exhibit 99.2
Unaudited Condensed Consolidated Financial Statements
Ergotron, Inc. and Subsidiaries
October 2, 2010

Contents

Page
Unaudited Condensed Consolidated Financial Statements

Unaudited condensed consolidated balance sheet	3-4

Unaudited condensed consolidated statements of operations	5

Unaudited condensed consolidated statements of cash flows	6

Notes to unaudited condensed consolidated financial statements	7

Ergotron, Inc. and Subsidiaries
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET
October 2, 2010

2010
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$13,259,038
Accounts receivable, net of reserves of $2,683,048	35,653,979
Inventories	17,405,185
Prepaid expenses and other assets	1,331,139
Income taxes receivable	538,385
Deferred income taxes	1,881,454

Total current assets	70,069,180

PROPERTY, PLANT AND EQUIPMENT, net	12,284,895

OTHER ASSETS
Goodwill	192,784
Patents, net	557,218
Deferred income taxes	453,319
Other assets	428

Total other assets	1,203,749

$83,557,824

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Ergotron, Inc. and Subsidiaries
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET
October 2, 2010

2010
LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Current maturities of long-term obligations	$3,393,750
Current maturities of other long-term liabilities	18,000
Accounts payable	39,970,443
Accrued expenses	5,325,972
Accrued royalties — related party	788,103
Income tax payable	1,916,438

Total current liabilities	51,412,706

LONG-TERM OBLIGATIONS, less current maturities	—

OTHER LONG-TERM LIABILITIES, less current maturities	—

COMMITMENTS AND CONTINGENCIES	—

STOCKHOLDERS’ EQUITY
Class A common stock — $.01 par value; voting — 15,000,000 shares authorized, 8,599,296 shares issued and outstanding at October 2, 2010	85,993
Class B common stock — $.01 par value; nonvoting — 2,500,000 shares authorized, 912,300 shares issued and outstanding at October 2, 2010	9,123
Undesignated common stock, $.01 par value — 2,500,000 shares authorized, none issued and outstanding	—
Additional paid-in capital	14,378,120
Shareholder note and interest receivable	(9,189,554)
Retained earnings	27,026,433
Accumulated other comprehensive loss	(164,997)

Total stockholders’ equity	32,145,118

$83,557,824

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Ergotron, Inc. and Subsidiaries
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Nine months ended October 2, 2010 and October 3, 2009

	2010	2009
Sales	$147,801,434	$109,207,943

Cost of goods sold	94,446,193	70,037,255

Gross profit	53,355,241	39,170,688

Operating expenses	31,947,276	26,918,903

Operating income	21,407,965	12,251,785

Other income (expense):
Interest expense	(202,570)	(339,520)
Interest income	78,053	22,704
Other, net	133,960	182,160

Income before income tax expense	21,417,408	12,117,129

Income tax expense	7,277,843	3,927,435

NET INCOME	$14,139,565	$8,189,694

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Ergotron, Inc. and Subsidiaries
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Nine Months ended October 2, 2010 and October 3, 2009

	2010	2009
Cash flows from operating activities:
Net cash provided by operating activities	$14,524,122	$19,109,391

Cash flows from investing activities:
Purchases of property, plant and equipment	(3,152,304)	(1,876,615)

Cash flows from financing activities:
Payments on revolving line of credit	$(8,865,145)	$(39,484,542)
Borrowings on revolving line of credit	4,129,283	29,500,047
Repayment of long-term debt	(187,500)	(187,500)
Cash advances and interest on shareholder note receivables	(514,057)	(736,480)
Issuance of common stock, net of shareholder note receivables	83,262	69,864

Net cash used in financing activities	(5,354,157)	(10,838,611)

Net increase in cash and cash equivalents	6,017,661	6,394,165

Cash and cash equivalents at beginning of year	7,241,377	1,853,811

Cash and cash equivalents at end of year	$13,259,038	$8,247,976

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$62,791	$214,902
Income taxes	$5,966,073	$1,615,669

Cash received during the year for:
Income taxes	$24,732	$109,787
The impact of changes in foreign currency exchange rates on cash was not material and has been included in net cash provided by operating activities.
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Etgotron, Inc. and Subsidiaries
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Nine months ended October 2, 2010
NOTE A — INTERIM FINANCIAL STATEMENTS
Ergotron, Inc. (“Ergotron” or the “Company”) designs and manufactures digital display and computer mounting solutions including wall and desk mount arms, desk stands, powered and non-powered mobile carts, pivots and vertical lifts. The Company has manufacturing and warehouse facilities in Minnesota, the Netherlands and the Peoples Republic of China, with sales offices, channel distribution partners and customers throughout the world. Ergotron’s core products are designed with patented Constant Force (CF™) lift-and-pivot motion technology, and require less user effort to achieve more motion. Ergotron is a global company focused on channel distribution, consumer, and original equipment manufacturer (OEM) business.
The accompanying unaudited condensed consolidated financial statements reflect the financial position, results of operations and cash flows of the Company after elimination of intercompany accounts and transactions, without audit and, in the opinion of management, reflect all adjustments of a normal recurring nature for a fair statement of the interim periods presented. Although certain information and footnote disclosures normally included in annual financial statements prepared in accordance with U.S. generally accepted accounting principles have been omitted, the Company believes that the disclosures included are adequate to make the information presented herein not misleading. Operating results for the nine months ended October 2, 2010 are not necessarily indicative of the results that may be expected for other interim periods or for the year ending December 31, 2010.
It is suggested that these unaudited condensed consolidated financial statements be read in conjunction with the audited consolidated financial statements and the related notes included elsewhere in this amended Form 8-K.
NOTE B — INVENTORIES
Inventories consisted of the following at October 2, 2010:

2010
Raw materials and packaging	$4,933,491
Work-in-process	146,549
Finished goods	12,325,145

Total inventories	$17,405,185

NOTE C — RELATED PARTY TRANSACTIONS
Royalty and License Agreements
In April 1999, the Company entered into a royalty and license agreement with the majority stockholder of the Company. The Company obtained licenses for the use of patents owned by the majority stockholder until such time as the parties terminate their respective rights under the agreement. In return for the use of the patents, the Company pays royalties to the majority stockholder based on a percentage (0.50% for the first quarter in 2009, 0.75% for the second quarter of 2009 through the first quarter of 2010 and 1.5% beginning in the second quarter of 2010). Royalty fees charged to operations under this royalty agreement were $1,913,651 for the nine months ended October 2, 2010 and $745,710 for the nine months ended October 3, 2009.
NOTE D — SUBSEQUENT EVENT
On December 17, 2010, Nortek, Inc. acquired Ergotron.
The Company has evaluated subsequent events through the acquisition date of December 17, 2010.